Exhibit 99.2

DTS, Inc.

Consolidated Financial Statements

As of December 31, 2015 and 2014

For the years ended December 31, 2015, 2014 and 2013

DTS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of DTS, Inc.

Calabasas, California

We have audited the accompanying consolidated balance sheet of DTS, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2015 and December 31, 2014. Our audit also included the financial statement schedule for the year ended December 31, 2015 and December 31, 2014. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DTS, Inc. and subsidiaries as of December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for the year ended December 31, 2015 and December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 6 to the consolidated financial statements, on October 1, 2015 the Company completed the acquisition of iBiquity Digital Corporation pursuant to the Agreement and Plan of Merger, dated August 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 7, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DTS, Inc.

We have audited the consolidated balance sheet of DTS, Inc. (the “Company”) as of December 31, 2013 (not presented herein), and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended. Our audit of the basic consolidated financial statements included the financial statement schedule for the year ended December 31, 2013 listed in the index to the consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTS, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the 2013 information set forth therein.

/s/ GRANT THORNTON LLP

Irvine, California

March 20, 2014

DTS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$52,208	$99,435
Short-term investments	9,657	—
Accounts receivable, net of allowance for doubtful accounts of $541 and $143 at December 31, 2015 and December 31, 2014, respectively	12,454	12,364
Deferred income taxes	—	12,095
Prepaid expenses and other current assets	5,855	5,892
Income taxes receivable	4,130	3,925

Total current assets	84,304	133,711
Property and equipment, net	29,022	27,089
Intangible assets, net	157,936	48,543
Goodwill	108,726	50,356
Deferred income taxes	24,018	26,176
Other long-term assets	3,934	2,395

Total assets	$407,940	$288,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,979	$4,492
Accrued expenses	22,960	16,761
Deferred revenue	5,711	10,827
Income taxes payable	123	294
Current portion of long-term debt	21,486	5,000

Total current liabilities	56,259	37,374
Long-term debt	136,666	20,000
Other long-term liabilities	9,983	11,993
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock—$0.0001 par value, 5,000 shares authorized at December 31, 2015 and 2014; no shares issued and outstanding	—	—
Common stock—$0.0001 par value, 70,000 shares authorized at December 31, 2015 and 2014; 21,988 and 21,440 shares issued at December 31, 2015 and 2014, respectively; 17,321 and 17,373 shares outstanding at December 31, 2015 and 2014, respectively	3	3
Additional paid-in capital	258,660	241,053
Treasury stock, at cost—4,667 and 4,067 at December 31, 2015 and 2014, respectively	(111,331)	(92,184)
Accumulated other comprehensive income	778	808
Retained earnings	56,922	69,223

Total stockholders’ equity	205,032	218,903

Total liabilities and stockholders’ equity	$407,940	$288,270

See accompanying notes to consolidated financial statements.

DTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	For the Years Ended December 31,
	2015	2014	2013
Revenue	$138,209	$143,913	$125,148
Cost of revenue	15,077	11,095	9,788

Gross profit	123,132	132,818	115,360
Operating expenses:
Selling, general and administrative	92,276	78,570	79,753
Research and development	42,985	37,298	31,145
Change in fair value of contingent consideration	(420)	400	(6,000)
Impairment of intangible assets	—	—	2,820

Total operating expenses	134,841	116,268	107,718

Operating income (loss)	(11,709)	16,550	7,642
Interest and other expense, net	(2,255)	(413)	(521)

Income (loss) before income taxes	(13,964)	16,137	7,121
Benefit for income taxes	(1,663)	(11,006)	(8,634)

Net income (loss)	$(12,301)	$27,143	$15,755

Net income (loss) per common share:
Basic	$(0.71)	$1.58	$0.87

Diluted	$(0.71)	$1.55	$0.86

Weighted average shares outstanding:
Basic	17,396	17,180	18,097

Diluted	17,396	17,561	18,334

See accompanying notes to consolidated financial statements.

DTS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Net income (loss)	$(12,301)	$27,143	$15,755
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net	—	—	94
Unrealized gains and losses on available-for-sale securities and other, net	(30)	61	(6)

Total comprehensive income (loss)	$(12,331)	$27,204	$15,843

See accompanying notes to consolidated financial statements.

DTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2012	18,208	$3	$213,787	$(59,848)	$659	$26,325	$180,926
Exercise of options and related tax shortfall of $2,090	27	—	(1,673)	—	—	—	(1,673)
Issuance of common stock under employee stock purchase plan	161	—	2,059	—	—	—	2,059
Restricted stock award forfeitures and shares withheld for taxes	(8)	—	(929)	—	—	—	(929)
Restricted stock unit vesting	82	—	—	—	—	—	—
Stock-based compensation charge	—	—	11,727	—	—	—	11,727
Stock repurchases	(1,191)	—	—	(24,841)	—	—	(24,841)
Net income	—	—	—	—	—	15,755	15,755
Other comprehensive income	—	—	—	—	88	—	88

Balance at December 31, 2013	17,279	$3	$224,971	$(84,689)	$747	$42,080	$183,112
Exercise of options and related tax shortfall of $310	206	—	4,174	—	—	—	4,174
Issuance of common stock under employee stock purchase plan	172	—	2,233	—	—	—	2,233
Shares withheld for taxes	—	—	(817)	—	—	—	(817)
Restricted stock unit vesting	90	—	—	—	—	—	—
Stock-based compensation charge	—	—	10,492	—	—	—	10,492
Stock repurchases	(374)	—	—	(7,495)	—	—	(7,495)
Net income	—	—	—	—	—	27,143	27,143
Other comprehensive income	—	—	—	—	61	—	61

Balance at December 31, 2014	17,373	$3	$241,053	$(92,184)	$808	$69,223	$218,903
Exercise of options and related tax shortfall of $733	319	—	5,631	—	—	—	5,631
Issuance of common stock under employee stock purchase plan	119	—	2,623	—	—	—	2,623
Shares withheld for taxes	—	—	(2,913)	—	—	—	(2,913)
Restricted stock unit vesting	110	—	—	—	—	—	—
Stock-based compensation charge	—	—	12,266	—	—	—	12,266
Stock repurchases	(600)	—	—	(19,147)	—	—	(19,147)
Net loss	—	—	—	—	—	(12,301)	(12,301)
Other comprehensive loss	—	—	—	—	(30)	—	(30)

Balance at December 31, 2015	17,321	$3	$258,660	$(111,331)	$778	$56,922	$205,032

See accompanying notes to consolidated financial statements.

DTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(12,301)	$27,143	$15,755
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,692	14,404	15,399
Stock-based compensation charges	12,266	10,492	11,727
Deferred income taxes	1,288	(14,740)	(14,849)
Tax benefits (shortfalls) from stock-based awards	—	(310)	(2,090)
Excess tax benefits from stock-based awards	—	(518)	(67)
Change in fair value of contingent consideration	(420)	400	(6,000)
Impairment of intangible assets	—	—	2,820
Amortization of debt issuance costs	888	—	—
Other	680	117	858
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	12,992	(377)	(2,474)
Prepaid expenses and other assets	1,128	(1,799)	(980)
Accounts payable, accrued expenses and other liabilities	4,026	6,600	(3,568)
Deferred revenue	(6,135)	459	2,603
Income taxes receivable/payable	(8,651)	(805)	2,281
Payment of iBiquity employee incentive plan	(19,288)	—	—

Net cash provided by operating activities	$4,165	$41,066	$21,415

Cash flows from investing activities:
Purchases of available-for-sale investments	(34,666)	—	(4,974)
Maturities of available-for-sale investments	22,300	5,000	19,184
Sales of available-for-sale investments	6,502	—	—
Cash paid for business acquisitions, net	(156,563)	(3,200)	—
Sale of other assets	—	725	—
Purchases of property and equipment	(4,275)	(1,579)	(2,766)
Purchases of intangible assets	(2,675)	(2,025)	(938)
Other investing activities	(300)	—	—

Net cash provided by (used in) investing activities	$(169,677)	$(1,079)	$10,506

Cash flows from financing activities:
Proceeds from long-term borrowings	160,000	30,000	—
Repayment of long-term borrowings	(25,000)	(35,000)	—
Payment of debt issuance costs	(3,642)	—	—
Payment of contingent consideration	—	(500)	(500)
Proceeds from the issuance of common stock under stock-based compensation plans	8,987	6,717	2,476
Cash paid for shares withheld for taxes	(2,913)	(817)	(929)
Excess tax benefits from stock-based awards	—	518	67
Purchases of treasury stock	(19,147)	(7,495)	(24,841)

Net cash provided by (used in) financing activities	$118,285	$(6,577)	$(23,727)

Net change in cash and cash equivalents	(47,227)	33,410	8,194
Cash and cash equivalents, beginning of the year	99,435	66,025	57,831

Cash and cash equivalents, end of the year	$52,208	$99,435	$66,025

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,203	$349	$363

Cash paid for income taxes	$1,585	$771	$1,942

Significant non-cash transactions:
Accruals for purchases of intangible assets	$400	$1,000	$—

See accompanying notes to consolidated financial statements.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data)

Note 1—The Company

DTS, Inc. (the “Company”) is a leading provider of premier audio solutions that are incorporated into an array of consumer electronics devices by hundreds of licensee customers around the world. The Company’s audio technologies enable recording, delivery and playback of simple, personalized, and immersive high-definition audio and are currently used in a variety of product applications, including televisions (TVs), personal computers (PCs), smartphones, tablets, digital media players, set-top-boxes, soundbars, wireless speakers, video game consoles, Blu-ray Disc players, automotive audio systems, audio/video receivers, DVD-based products and home theater systems. In addition, the Company provides technologies and services to motion picture studios, radio and TV broadcasters, game developers and other content creators to facilitate the inclusion of compelling, realistic DTS-encoded audio in their content. The Company also provides a suite of audio processing technologies designed to enhance the entertainment experience for users of consumer electronics products subject to physical limitations, such as TVs, PCs and mobile devices.

The Company commenced operations in 1990 as Digital Theater Systems Corporation (“DTS Corp”). In 1993, DTS Corp became the general partner of Digital Theater Systems, L.P. (“the Partnership”). In 1994, the Partnership formed DTS Technology, LLC to develop audio technologies for the consumer electronics and other markets. In 1997, the Company completed a reorganization and tax-free exchange with the predecessor entities and was incorporated in Delaware. In 2003, the Company completed its initial public offering, and in May 2005, the Company changed its name from Digital Theater Systems, Inc. to DTS, Inc.

Acquisitions

On July 5, 2012, the Company completed its acquisition of assets from Phorus, Inc. and Phorus, LLC (collectively “Phorus”) pursuant to an Asset Purchase Agreement. On July 20, 2012, the Company completed its acquisition of SRS Labs, Inc. (SRS), pursuant to the Agreement and Plan of Merger and Reorganization, dated April 16, 2012. On August 14, 2014, the Company acquired substantially all of the assets of Manzanita Systems, Inc. (Manzanita). The Company considers the allocation of the purchase price of Manzanita to be immaterial to the consolidated financial statements.

On October 1, 2015, the Company completed the acquisition of iBiquity Digital Corporation (iBiquity), pursuant to the Agreement and Plan of Merger, dated August 31, 2015 (the “Merger Agreement”), by and among the Company; Wavelength Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (Merger Sub); iBiquity; the lenders’ representative; and the lenders named therein. Pursuant to the Merger Agreement, Merger Sub was merged with and into iBiquity, with iBiquity surviving the merger as a wholly owned subsidiary of the Company (the “Merger”).

All of the above acquisitions were accounted for under the acquisition method of purchase accounting. For additional information, refer to Notes 2, 4 and 6, “Significant Accounting Policies,” “Fair Value Measurements” and “Business Combinations,” respectively.

Note 2—Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. The Company’s fiscal year end is December 31.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in accordance with US GAAP and pursuant to the rules and regulations of the SEC requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to revenue recognition, valuations of goodwill, other intangible assets, long-lived assets, stock-based compensation, income taxes and business combinations. The Company bases its estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ materially from those estimates.

Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of funds held in money market accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Investments

The Company considers, at the time that they are purchased, investments with maturities greater than three months, but less than one year, to be short-term investments. Investments that have maturities of more than one year are classified as long-term investments. Investments are classified as available-for-sale and are reported at fair value with unrealized gains or losses, if any, reported, net of tax, in accumulated other comprehensive income. The cost of investments sold is based on the specific identification method, and all income generated and realized gains or losses from investments are recorded to interest and other income (expense), net.

The Company reviews its investments to identify and evaluate investments that have an indication of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. Credit losses and other-than-temporary impairments are declines in fair value that are not expected to recover and are charged to interest and other income (expense), net.

Concentration of Business and Credit Risk

The Company markets its technologies to consumer electronics products manufacturers in the US and internationally. Although the Company is generally subject to the financial well-being of the consumer electronics industry, management does not believe that the Company is subject to significant credit risk with respect to trade accounts receivable. Additionally, the Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have generally been within the range of management’s expectations.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

Two customers each accounted for 15% of revenues for the year ended December 31, 2015. Two customers accounted for 15% and 14%, respectively, of revenues for the year ended December 31, 2014. Three customers accounted for 21%, 12% and 12%, respectively, of revenues for the year ended December 31, 2013. The revenue from one of the customers accounting for 12% of revenues for the year ended December 31, 2013 exceeded 10% of revenues due to royalty recoveries.

As of December 31, 2015, three customers accounted for 16%, 14% and 14% of accounts receivable, respectively, each of which resulted from the normal course of business or royalty recoveries. One customer accounted for 42% of accounts receivable at December 31, 2014, which resulted from the normal course of business, and another customer accounted for 26% of accounts receivable, which resulted from royalty recoveries.

The Company deposits its cash and cash equivalents in accounts with major financial institutions worldwide. At times, such deposits may be in excess of insured limits. The Company’s investment accounts are with major financial institutions and include investment grade municipal securities and US agency securities. The Company has not incurred any significant credit losses on its investments.

Allowance For Doubtful Accounts

The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers’ inability to make required payments. In determining the reserve, the Company evaluates the collectibility of its accounts receivable based upon a variety of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on its historical write-off experience in conjunction with the length of time the receivables are past due, customer creditworthiness, geographic risk and the current business environment. Actual future losses from uncollectible accounts may differ from the Company’s estimates.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the related assets’ estimated useful lives:

Machinery and equipment	2 to 5 years
Software	2 to 7 years
Office furniture and fixtures	3 to 7 years
Leasehold improvements	Lesser of useful life or related lease term
Building and improvements	Up to 35 years

Expenditures that materially increase asset life are capitalized, while ordinary maintenance and repairs are expensed as incurred.

Capitalized Software Costs

The Company capitalizes the costs of purchased software licenses, consulting costs and payroll-related costs incurred in developing or implementing internal use computer software. These costs are included in property and equipment, net on the consolidated balance sheets. Costs incurred during the preliminary project and post-implementation stages are charged to expense as incurred.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

Long-Lived Assets

The Company periodically assesses potential impairments to its long-lived assets by performing an impairment review whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment charge. An impairment charge is reflected as the amount by which the carrying amount exceeds the fair market value of the asset, based on the fair market value, if available, or discounted cash flows. To date, there has been no impairment of long-lived tangible assets.

Goodwill and Other Intangible Assets

The Company evaluates the carrying value of goodwill and indefinite-lived intangibles for impairment on an annual basis as of October 31 of each year at the reporting unit level, or more frequently if events or circumstances indicate that the goodwill and other intangibles might be impaired. Reporting units are identified based on the current organizational structure, availability of discrete financial information, and economic similarity of components under the Company’s operating segment.

To test goodwill for impairment, the Company performs a qualitative assessment (Step 0) to determine whether further impairment testing is necessary. Qualitative factors considered include, but are not limited to, general macroeconomic conditions; industry and market conditions and trends; overall financial performance and trends in cash flows or revenue; changes in strategy or customers; and changes in share price.

If further testing is necessary, a Step 1 test is performed to evaluate the recoverability of goodwill, which includes valuation of the underlying reporting unit using fair value techniques, which may include both income and market approaches. If the carrying value of the reporting unit exceeds its estimated fair value, or if the reporting unit has a negative carrying value and the Company believes it is more likely than not that a goodwill impairment exists, the Company would proceed to Step 2 and estimate the fair value of the goodwill itself and compare it to the carrying value. The Company would record an impairment charge in an amount equal to the excess of the carrying value of the goodwill over the estimated fair value. Goodwill impairment is measured subsequent to the completion of any impairment of all other intangible and long-lived assets associated with the reporting unit.

Similar to goodwill, impairment of indefinite-lived intangibles is tested by estimating the fair value of the assets, and an impairment charge would be recorded to the extent that the carrying amount of such assets exceeds the estimated fair value.

The Company’s definite-lived intangibles principally consist of customer relationships, acquired technology, tradenames, contractual rights arrangements, patents and trademarks, which are being amortized over their respective estimated useful lives. Costs incurred in securing patents and trademarks and protecting the Company’s proprietary technology and brand names paid to third parties are capitalized and internal costs are expensed as incurred. Patent and trademark costs are amortized over their

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

estimated useful lives, typically five and ten years, respectively. The amortization period commences when the patent or trademark is issued. The Company reviews such assets for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Factors considered include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or projected future operating results; significant changes in the strategy of the overall business; and significant negative industry or economic trends. Recoverability of an intangible is measured by comparing its carrying amount to the expected future undiscounted cash flows that the asset is expected to generate. If it is determined that an asset is not recoverable, an impairment charge is recorded in the amount by which the carrying amount of the asset exceeds its fair value.

If the Company is unable to finalize the results of impairment tests prior to the issuance of the financial statements and an impairment charge is probable and can be reasonably estimated, the Company recognizes its best estimate of the loss in the current period financial statements and discloses that the amount is an estimate. The Company would then recognize any adjustments to that estimate in subsequent reporting periods, once the results of the impairment tests have been finalized.

Business Combinations

The Company includes the results of operations of the businesses that it has acquired in its consolidated results as of the respective dates of acquisition. However, as noted below in the revenue recognition policy, the Company will not begin to recognize revenue from certain licensing agreements acquired from iBiquity until the first quarter of 2016.

The Company allocates the fair value of the purchase consideration of its acquisitions to the tangible assets, liabilities and intangible assets acquired, including in-process research and development (IPR&D), based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. The primary items that generate goodwill include the value of the synergies between the acquired companies and the Company and the acquired assembled workforce, neither of which qualifies as an identifiable intangible asset. IPR&D is initially capitalized at fair value as an intangible asset with an indefinite life and assessed for impairment thereafter. When the IPR&D project is complete, it is reclassified as an amortizable intangible asset and is amortized over its estimated useful life. If an IPR&D project is abandoned, the Company records a charge for the value of the related intangible asset in its consolidated statement of operations in the period it is abandoned. The fair value of contingent consideration associated with acquisitions is remeasured each reporting period and adjusted accordingly. Acquisition and integration related costs are recognized separately from the business combination and are expensed as incurred.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred or services have been rendered, the buyer’s price is fixed or determinable and collection is reasonably assured. Determining whether and when these criteria have been satisfied may involve assumptions and judgments that can have a significant impact on the timing and amount of revenue that is reported.

Revenue from licensing audio technology, trademarks and know-how is generated from licensing agreements with consumer electronics products manufacturers, IC manufacturers and other customers that pay a license fee for products manufactured or sold. Licensees with a per-unit arrangement pay a per-unit license fee for each product manufactured or sold, as set forth in each license agreement. Licensees generally report manufacturing or sales information in the quarter subsequent to when such activity takes place. Consequently, the Company recognizes revenue from these per-unit licensing agreements in the quarter following the quarter of manufacture or sold, provided amounts are fixed or determinable and collection is reasonably assured, since the Company cannot reliably estimate the amount of revenue earned prior to the receipt of such reports. Use of this “quarter lag” method allows for the receipt of licensee royalty reports prior to the recognition of revenue.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

Certain cash collections from licensing agreements acquired from iBiquity during the year ended December 31, 2015 were the result of products sold prior to October 1, 2015, the acquisition date. Therefore, the Company did not recognize revenue from these licensing agreements acquired from iBiquity during the year ended December 31, 2015. Accordingly, the Company only recognized revenue from licensing agreements acquired from iBiquity that resulted from products sold after the acquisition date.

Certain licensees have entered into minimum guarantee arrangements, whereby licensees pay a minimum fee for the right to license certain technology over the contract term. These agreements stipulate a fee that corresponds to a minimum number of units or dollars that the customers must produce or pay, with additional per-unit fees for any units or dollars exceeding the minimum. For these agreements, the Company recognizes the minimum amount on these agreements as revenue ratably over the contract term. Consistent with the aforementioned policy for per-unit license fee agreements, the Company recognizes revenue relating to any additional per-unit fees on a quarter lag basis, since the Company cannot reliably estimate the amount of revenue earned from additional units manufactured or sold prior to the receipt of licensee reports.

The Company actively polices and enforces its intellectual property, and pursues third parties who have under-reported the amount of royalties owed under a license agreement or who utilize its intellectual property without a license. As a result of these activities, from time to time, the Company may recognize royalty revenues that relate to infringements or under-reporting that occurred in prior periods. These royalty recoveries may cause revenues to be higher than expected during a particular reporting period and may not occur in subsequent periods. Differences between amounts initially recognized and amounts subsequently audited or reported as an adjustment to those amounts due from licensees, will be recognized in the period such adjustment is determined or contracted, as appropriate.

Deferred revenues arise from payments for licensing audio technology and for other services received in advance of the culmination of the earnings process. Deferred revenues are recognized as revenue in future periods when the applicable revenue recognition criteria are met. Typically, deferred revenues arise from upfront payments for minimum guarantee arrangements that allow licensees to manufacture an unlimited or specified number of units over a specified term, and accordingly, these deferred revenues will be recognized as revenue ratably over the term of the arrangement.

Licensing revenue is recognized gross of withholding taxes that are remitted by the Company’s licensees directly to their local tax authorities. For the years ended December 31, 2015, 2014 and 2013, withholding taxes were $2,498, $3,377, and $5,610, respectively. Withholding taxes were lower in 2015 compared to 2014 and 2013 due to the elimination of withholding taxes on licensing revenue from Japan as a result of the one-time transfer of intellectual property rights from Ireland to the US on January 1, 2014. The impact of this transfer is reflected for a full year in 2015 and only three quarters of 2014, due to the Company’s quarter lag revenue policy.

Research and Development (R&D) Costs

The Company conducts its R&D internally and expenses are primarily comprised of the following costs incurred in performing research and development activities: salaries and benefits, related employee expenses, allocated overhead, contract services, and consultants. R&D costs are expensed as incurred.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

Foreign Currency Translation

The functional currency of all the Company’s wholly-owned subsidiaries is the US dollar. Certain subsidiaries have monetary assets and liabilities that are denominated in a currency that is different than the functional currency. The gains and losses resulting from this remeasurement and translation of monetary assets denominated in a currency that is different than the functional currency are reflected in the determination of net income (loss) and included in interest and other income (expense), net.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ equity during a period from non-owner sources. To date, accumulated other comprehensive income has been comprised mostly of foreign currency translation, as a result of certain wholly-owned subsidiaries having a non-US dollar functional currency in prior years.

Advertising Expenses

Advertising and promotional costs are expensed as incurred and amounted to $6,263, $4,489, and $4,408, for the years ended December 31, 2015, 2014 and 2013, respectively.

Stock Repurchases

Repurchased shares of the Company’s common stock are held as treasury shares until they are reissued or retired. When the Company reissues treasury stock, and the proceeds from the sale exceed the average price that was paid by the Company to acquire the shares, the Company records such excess as an increase in additional paid-in capital. Conversely, if the proceeds from the sale are less than the average price the Company paid to acquire the shares, the Company records such difference as a decrease in additional paid-in capital to the extent of increases previously recorded, with the balance recorded as a decrease in retained earnings.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value recognition approach. The Company uses the Black-Scholes option-pricing model to determine the fair value of any stock options granted, which requires the Company to make estimates regarding dividend yields, expected price volatility, risk free interest rates, forfeiture rates and the expected life of the option. The fair value of any restricted stock awarded is calculated using the closing market price of the Company’s common stock on the date of grant. The Company recognizes these compensation costs net of estimated forfeitures and for only those shares expected to vest on a straight-line basis over the requisite service period of each award, which is generally four years. The Company estimates the forfeiture rate based on its historical experience.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. The deferred tax provision is primarily the result of changes in the deferred tax assets and liabilities. The Company recognizes interest and penalties related to income taxes in the provision for income taxes. Additionally, a valuation allowance is recorded for that portion of deferred tax assets for which it is more likely than not that the assets will not be realized. In assessing the need for a valuation allowance, the Company considers all available positive and

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial performance. In the event that all, or part, of the deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance may be necessary. A valuation allowance adjustment would be recorded in the provision for income taxes in the period such determination is made.

The Company presents unrecognized tax benefits as a reduction to deferred tax assets for net operating loss carryforwards or tax credit carryforwards, except in the case where the net operating loss carryforward or tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose.

Fair Value of Financial Instruments

The carrying amount of cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short-term nature of these instruments. Long-term debt approximates fair value due to the variable rate nature of the debt.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-9, “Revenue from Contracts with Customers (Topic 606).” This ASU outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is not permitted. Entities have the option of applying either a full retrospective approach or a modified approach. The Company is evaluating the potential impact of adoption of this ASU on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs.” This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. In August 2015, the FASB issued ASU 2015-15, “Interest—Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” This ASU clarifies ASU 2015-03 to note that the SEC staff would not object to an entity presenting debt issuance costs related to line-of-credit agreements as an asset regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted these ASUs in the fourth quarter of 2015. As of December 31, 2015, $224 and $839 of debt issuance costs related to the Company’s new revolving line of credit are presented in the consolidated balance sheet as other current assets and other long-term assets, respectively. As of December 31, 2015, $389 and $1,459 of debt issuance costs related to the Company’s new term loan are presented in the consolidated balance sheet as a deduction from the carrying amount of the current portion of long-term debt and long-term debt, respectively. These ASUs do not have a material impact on the Company’s consolidated balance sheet as of December 31, 2014. For additional information on this new credit facility, refer to Note 9, “Long-term Debt.”

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments.” The ASU requires that adjustments to provisional amounts identified during the measurement period be recognized in the reporting period in which the adjustment amounts are determined. For public entities,

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 2—Significant Accounting Policies (Continued)

the ASU is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The ASU must be applied prospectively to adjustments to provisional amounts that occur after the effective date. Early application is permitted for financial statements that have not been issued. The Company expects to adopt this ASU for any measurement period adjustments relating to the acquisition of iBiquity Digital Corporation. For additional information on this acquisition, refer to Note 6, “Business Combinations.”

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes.” The ASU simplifies the presentation of deferred income taxes by requiring that deferred tax assets and liabilities be classified as noncurrent on the balance sheet. For public entities, the ASU is effective for financial statements issued for annual periods beginning after December 31, 2016 and interim periods within those annual periods, and early adoption is permitted. The ASU may be applied either prospectively or retrospectively. In the fourth quarter of 2015, the Company has adopted this ASU, and as such all deferred tax assets and liabilities have been classified as noncurrent on the consolidated balance sheet as of December 31, 2015. The Company has elected to apply this ASU on a prospective basis, and thus the presentation of deferred tax assets and liabilities as of December 31, 2014 has not been retrospectively adjusted.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The ASU requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous US GAAP. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. Entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is evaluating the impact of adoption of this ASU on its consolidated financial statements.

Note 3—Cash, Cash Equivalents and Investments

Cash, cash equivalents and investments consist of the following:

	As of December 31,
	2015	2014
Cash and cash equivalents:
Cash	$16,257	$17,899
Money market accounts	35,951	81,536

Total cash and cash equivalents	$52,208	$99,435

Short-term investments:
Corporate bonds	$9,657	$—

Total short-term investments	$9,657	$—

The Company had no material gross realized or unrealized holding gains or losses from its investments for the years ended December 31, 2015, 2014 and 2013.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 4—Fair Value Measurements

The Company’s investments are required to be measured and recorded at fair value on a recurring basis. The Company’s contingent consideration related to its acquisition of assets from Phorus is also measured and recorded at fair value on a recurring basis until it can be determined whether or not any future payments will be made. Increases or decreases in the fair value of contingent consideration can result from accretion of the liability due to the passage of time, changes in the timing and amount of revenue estimates, changes in discount rates, or remittance of payments.

The Company obtained the fair value of its available-for-sale securities, which are not in active markets, from a third-party professional pricing service using quoted market prices for identical or comparable instruments, rather than direct observations of quoted prices in active markets. The Company’s professional pricing service gathers observable inputs for all of its fixed income securities from a variety of industry data providers (e.g., large custodial institutions) and other third-party sources. Once the observable inputs are gathered, all data points are considered and the fair value is determined. The Company validates the quoted market prices provided by its primary pricing service by comparing their assessment of the fair values against the fair values provided by its investment managers. The Company’s investment managers use similar techniques to its professional pricing service to derive pricing as described above. As all significant inputs were observable, derived from observable information in the marketplace or supported by observable levels at which transactions are executed in the marketplace, the Company has classified its available-for-sale securities within Level 2 of the fair value hierarchy.

The Company classifies the fair value of the contingent consideration liability within Level 3 of the fair value hierarchy, as the fair value is based upon unobservable inputs supported by no market activity. As of December 31, 2014, the Company measured the fair value of the remaining contingent consideration using an income approach, based on an analysis of projected cash flows using a discount rate of 15%. As of December 31, 2015, the Company determined the payout under the final milestone of the contingent consideration to be $480. The Company paid this amount in the first quarter of 2016.

The Company’s financial assets and liabilities, measured at fair value on a recurring basis, were:

		Fair Value Measurements at Reporting Date Using
Assets (Liabilities)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2015
Corporate bonds	$9,657	$—	$9,657	$—
Contingent consideration(1)(2)	$(480)	$—	$—	$(480)
As of December 31, 2014
Contingent consideration(1)	$(900)	$—	$—	$(900)

(1)	The full balance was classified in accrued expenses on the consolidated balance sheet.
(2)	Represents the actual determined payout of the final milestone, which was paid in the first quarter of 2016.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 4—Fair Value Measurements (Continued)

The changes in the fair value of liabilities categorized as Level 3 were:

	For the Years Ended December 31,
	2015		2014
Balance, beginning of year	$(900)		$(1,000)
Payment of contingent consideration(1)	—		500
Change in fair value of contingent consideration(2)	420		(400)

Balance, end of year	$(480	)(3)	$(900)

(1)	Resulted from achievement of the second milestone in the fourth quarter of 2014.
(2)	These changes are reflected within operating expenses in the consolidated statements of operations.
(3)	Represents the actual determined payout of the final milestone, which was paid in the first quarter of 2016.

Note 5—Property and Equipment

Property and equipment was:

	As of December 31,
	2015	2014
Land	$6,600	$6,600
Building and improvements	21,423	21,407
Machinery and equipment	7,707	5,520
Office furniture and fixtures	8,780	7,988
Leasehold improvements	5,320	4,418
Software	8,639	7,188

	58,469	53,121
Less: Accumulated depreciation	(29,447)	(26,032)

Property and equipment, net	$29,022	$27,089

Depreciation expense was $4,131, $4,587, and $5,550, for the years ended December 31, 2015, 2014 and 2013, respectively.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 6—Business Combinations

Acquisition of SRS

On July 20, 2012, the Company completed its acquisition of SRS, which was accounted for using the acquisition method of accounting. The Company completed the final allocation of the purchase price in 2013.

The consolidated statement of operations for the year ended December 31, 2013 included $1,520 and $38 of acquisition and integration related costs in selling, general and administrative and research and development expense, respectively. Acquisition and integration related costs included severance costs, change in control costs, banker fees, legal fees, other professional fees, contract termination costs and other administrative costs.

Acquisition of Manzanita’s Assets

On August 14, 2014, the Company acquired substantially all of the assets of Manzanita. This asset purchase was accounted for using the acquisition method of accounting. The allocation of the purchase price, which the Company considers to be immaterial to the consolidated financial statements, was completed in 2014.

Acquisition of iBiquity

On October 1, 2015, the Company completed the acquisition of iBiquity. iBiquity is the exclusive developer and licensor of HD Radio technology, the sole FCC-approved method for upgrading AM/FM broadcasting from analog to digital. HD Radio technology provides compelling benefits, including improved audio quality, expanded content choices and new digital data services such as album cover art, weather and real-time traffic updates. iBiquity’s partners include leading automakers, consumer electronics and broadcast equipment manufacturers, radio broadcasters, semiconductor and electronic component manufacturers and retailers. The Company believes that this Merger will extend its strategy of delivering a personalized, immersive and compelling audio experience across the network-connected entertainment value chain, and will complement its existing suite of technology and content delivery solutions while enabling it to strengthen its position in the large automotive market.

At the effective time of the Merger, each share of common and preferred stock of iBiquity issued, outstanding and held in treasury was canceled and ceased to exist, and each holder of the common and preferred stock ceased to have any rights with respect thereto.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 6—Business Combinations (Continued)

The Merger was accounted for under the acquisition method of accounting. The preliminary aggregate consideration for the Merger was $177,770. The final consideration for the Merger is subject to certain working capital and other adjustments. The preliminary allocation of the purchase price, which was based on preliminary estimates and valuations of management, was:

	Weighted Average Estimated Useful Life (years)		Estimated Fair Value
Cash and cash equivalents (1)			$20,837
Short-term investments (2)			4,000
Accounts receivable			13,468
Prepaid expenses and other current assets			1,058
Property and equipment			1,656
Goodwill			58,370
Identifiable intangible assets:
Customer relationships	10	70,225
Developed technology	10	33,590
Tradenames	10	9,590
IPR&D		7,583

Total identifiable intangible assets			120,988
Other long-term assets			190
Accounts payable			(535)
Accrued expenses (1)			(21,402)
Deferred revenue			(1,019)
Deferred tax liabilities, net			(13,058)
Other long-term liabilities			(6,783)

Total preliminary purchase price			$177,770

(1)	$19,288 of acquired cash and cash equivalents was used to pay iBiquity’s employee incentive plan, which is included within accrued expenses in the allocation above. The liability was paid immediately following consummation of the Merger. Payment of this liability is reflected within operating cash flows in the consolidated statement of cash flows for the year ended December 31, 2015.
(2)	All acquired short-term investments were liquidated shortly after the consummation of the Merger.

Customer relationships represent existing relationships with the suppliers of auto receivers, automakers, integrated circuit and electronic component manufacturers, broadcast equipment manufacturers, radio broadcasters and others. Developed technology relates to the underlying HD Radio technology and existing features that have reached technological feasibility. Tradenames are primarily related to the HD Radio consumer brand name. In process research and development (IPR&D) represents assets that are currently being developed and have not yet been completed or fully commercialized. The Company will test these intangible assets for impairment in accordance with its policy in Note 2, “Significant Accounting Policies.”

The fair values of the customer relationships were determined using the multi-period excess earnings and replacement cost methods. The fair values of the developed technology and tradenames were determined using the relief-from-royalty

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 6—Business Combinations (Continued)

method. The discount rate utilized for these intangible assets was 17%, which was determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The fair value of IPR&D was determined using the replacement cost method, the value of which reflects the riskier profile of incomplete R&D projects relative to that of existing assets.

Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and it includes the value of the synergies between the iBiquity and the Company and the acquired assembled workforce, neither of which qualities as an identifiable intangible asset. None of the goodwill recognized upon the acquisition is deductible for tax purposes.

Certain amounts of assets and liabilities recorded in the preliminary purchase price allocation above are provisional, as the Company has not yet obtained all available information necessary to finalize the measurement of such assets and liabilities. The measurement of royalty recoveries remains provisional, because there may have been underreported royalty recoveries owed to iBiquity prior to the close of the acquisition, and the Company has not yet obtained the necessary information to determine such amounts. The Company is also waiting on information necessary to determine the fair value of certain rebate accruals and related indemnification assets. The measurement of legal contingencies has not yet been finalized because the Company has not yet received the information necessary to determine the fair value of any such contingencies. The measurement of acquired deferred income taxes has not been finalized as the Company is currently in the process of obtaining the necessary information to complete the analysis related to acquired net operating loss carryforwards. In addition, the Company is waiting on information related to certain pre-acquisition income tax filing positions of iBiquity that will assist the Company in finalizing the amounts to record for the acquired deferred income taxes. The Company is also waiting on information to assist the Company in finalizing the recording of any assumed uncertain income tax positions. The final allocation of the purchase price is expected to be completed as soon as practicable, but no later than one year from the date of acquisition.

Unless otherwise stated, the Company’s financial results for 2015 include iBiquity from October 1, 2015 through December 31, 2015. $9,950 of cash collected during the fourth quarter of 2015 was from licensing agreements earned by iBiquity during the third quarter of 2015. The related customer reporting did not occur until the fourth quarter of 2015 for these amounts. Under normal circumstances, the Company would recognize these revenues when reported, which would have resulted in the recording of $9,950 of additional revenues during the fourth quarter of 2015 under the Company’s revenue recognition policy discussed in Note 2, “Significant Accounting Policies.” However, due to the application of the acquisition method of accounting, the Company recorded a receivable of $9,950 in the iBiquity opening balance sheet since the revenues were earned prior to October 1, 2015 and represent an acquired asset. Revenues recognized from licensing agreements acquired from iBiquity amounted to $4,602 for the year ended December 31, 2015. Loss before income taxes of iBiquity included in the consolidated statement of operations for the year ended December 31, 2015 was $8,836.

Transaction costs to consummate the Merger, which primarily included adviser and legal fees, were $3,192. Additionally, the Company incurred other acquisition and integration costs, which included certain employee compensation and related costs, professional service fees and other administrative costs. In total, acquisition and integration costs, including transaction costs to consummate the Merger, included in the Company’s consolidated statement of operations were:

For the Year Ended December 31, 2015
Selling, general and administrative	$8,556
Research and development	2,487

Total acquisition and integration related costs	$11,043

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 6—Business Combinations (Continued)

In connection with the Merger, the Company evaluated the potential synergies of the combined entity and implemented a restructuring plan (see Note 10, “Commitments and Contingencies”).

The pro forma financial information as presented below is for informational purposes only and is based on estimates and assumptions that have been made solely for purposes of developing such pro forma information. This is not necessarily indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of 2014, nor is it necessarily indicative of future results. The following table presents the pro forma operating results as if iBiquity had been included in the Company’s consolidated statements of operations as of January 1, 2014:

	For the Years Ended December 31,
	2015	2014
Revenue	$185,371	$181,883
Net income (loss)	$(5,118)	$21,231
Net income (loss) per common share - basic	$(0.29)	$1.24
Net income (loss) per common share - diluted	$(0.29)	$1.21

The pro forma financial information assumes the companies were combined as of January 1, 2014 and includes the impact of purchase accounting and other material nonrecurring items directly attributable to the acquisition, which include the following: adjustments to reflect the impact of revenues earned prior to the acquisition date; adjustments to revenue resulting from the adjustment of the acquired deferred revenue balance to fair value as part of purchase accounting; amortization expense from acquired intangible assets; interest expense for the new debt obtained to help finance the acquisition; amortization of additional debt issuance costs; stock-based compensation expense associated with stock awards granted to new employees from iBiquity; transaction costs; and the related tax impact of the above adjustments estimated using a statutory tax rate of 35%.

Note 7—Goodwill and Other Intangibles

During the years ended December 31, 2015 and 2014, the Company did not identify any events or changes in circumstances that indicated the carrying value of its intangibles may not be recoverable. As such, there was no impairment of intangibles for the years ended December 31, 2015 and 2014. In the fourth quarter of 2015 and 2014, the Company performed its annual assessment of goodwill impairment as of October 31, 2015 and 2014. The Company performed a qualitative assessment (Step 0) to determine whether further impairment testing was necessary using the qualitative factors as discussed in Note 2, “Significant Accounting Policies.” Based on these assessments, no goodwill impairment was identified for the years ended December 31, 2015 and 2014.

During the year ended December 31, 2013, the Company performed an interim impairment test of goodwill and certain intangibles associated with the Phorus reporting unit as a result of revised forecasts and lower than expected results. For the definite-lived intangibles, the Company first performed an undiscounted cash flow analysis which indicated the definite-lived intangible assets were not fully recoverable, and then used a discounted cash flow method to estimate the fair value, resulting in an impairment charge for the amount that the carrying amount of the definite-lived intangible assets exceeded the fair value. For the indefinite-lived intangibles, the Company used a discounted cash flow method to estimate the fair value of the assets and recognized an impairment charge for the amount that the carrying amount of the assets exceeded the fair value. As a result, the Company recorded an impairment charge of $2,820 in the consolidated statement of operations. For goodwill, due to the negative carrying value of the Phorus reporting unit, the Company performed a qualitative assessment and determined that it

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 7—Goodwill and Other Intangibles (Continued)

was more likely than not that a goodwill impairment existed. As such, the Company proceeded to Step 2 of the goodwill impairment test, and estimated the fair value of the reporting unit using both income and market approaches, including a discounted cash flow method. The Company determined that the fair value of goodwill associated with the Phorus reporting unit substantially exceeded the carrying value. As such, no goodwill impairment was recognized for the year ended December 31, 2013.

The changes in the Company’s goodwill were:

Goodwill
Balance at December 31, 2013	$48,418
Increase related to business acquisitions	1,938

Balance at December 31, 2014	$50,356
Increase related to business acquisitions	58,370

Balance at December 31, 2015	$108,726

To date, there has been no impairment of goodwill.

The Company’s other intangible assets were:

		As of December 31, 2015			As of December 31, 2014
	Weighted Average Life (Years)	Gross Amount(1)	Accumulated Amortization	Net Carrying Amount	Gross Amount(1)	Accumulated Amortization	Net Carrying Amount
Customer relationships	9	$116,026	$(22,039)	$93,987	$45,801	$(14,525)	$31,276
Acquired technology	9	52,073	(14,071)	38,002	18,483	(10,575)	7,908
Tradenames	9	12,851	(2,452)	10,399	3,261	(1,581)	1,680
Contractual Rights	5	7,713	(2,527)	5,186	6,288	(1,299)	4,989
Patents	5	3,805	(1,538)	2,267	3,405	(1,233)	2,172
Trademarks	10	894	(417)	477	785	(357)	428
Non-compete	2	492	(457)	35	492	(402)	90

Total amortizable intangible assets		193,854	(43,501)	150,353	78,515	(29,972)	48,543
IPR&D		7,583	—	7,583	—	—	—

Total intangible assets		$201,437	$(43,501)	$157,936	$78,515	$(29,972)	$48,543

(1)	Includes write-downs of $2,304 for acquired technology, $156 for non-compete, and $360 for IPR&D, which are reflected within operating expenses in the consolidated statement of operations for the year ended December 31, 2013.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 7—Goodwill and Other Intangibles (Continued)

Amortization of intangibles included in the consolidated statements of operations was:

	For the Years Ended December 31,
	2015	2014	2013
Cost of revenue	$12,245	$8,793	$8,848
Operating expenses	1,316	1,024	1,001

Total amortization of intangible assets	$13,561	$9,817	$9,849

The Company expects the future amortization of amortizable intangible assets held at December 31, 2015, excluding IPR&D, to be:

Years Ending December 31,	Estimated Amortization Expense
2016	$22,060
2017	21,526
2018	19,578
2019	18,298
2020	14,936
2021 and thereafter	53,955

Total	$150,353

Note 8—Accrued Expenses

Accrued expenses consisted of:

	As of December 31,
	2015	2014
Accrued payroll and related benefits	$17,998	$13,893
Contingent consideration	480	900
Other	4,482	1,968

Total accrued expenses	$22,960	$16,761

Note 9—Long-term Debt

On October 1, 2015, in connection with the consummation of the Merger, the Company entered into a credit agreement (the “Credit Agreement”), by and among the Company, Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC, and other lenders referred to therein (collectively, the “Lenders”). The Credit Agreement provides the Company with (i) a $50,000 revolving line of credit (the “Revolver”), with a $2,500 sublimit for the issuance of standby and commercial letters of credit and a $10,000 sublimit for swingline loans; and (ii) a $125,000 secured term loan (the “Term Loan”). Subject to certain conditions set forth in the Credit Agreement, the Company may request additional term loans and/or increases to the Revolver in an aggregate principal amount up to $50,000.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 9—Long-term Debt (Continued)

In connection with the closing of the Credit Agreement, the Company borrowed $125,000 under the Term Loan and $35,000 under the Revolver. The proceeds of the Term Loan and Revolver were used on October 1, 2015, together with cash and cash equivalents, to (i) finance the Merger and (ii) repay the $25,000 of debt outstanding under the previous credit agreement with Wells Fargo, entered into on September 29, 2014. The Credit Agreement will also be used to finance ongoing working capital requirements and other general corporate purposes.

Amounts borrowed under the Credit Agreement will bear interest, at the option of the Company, at either (i) LIBOR plus an applicable margin ranging from 1.50% to 2.25% (the “LIBOR Option”); or (ii) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime commercial lending rate publicly announced by Wells Fargo or (c) the daily LIBOR for a one month interest period plus 1%, plus an applicable margin ranging from 0.50% to 1.25% (the “Base Rate Option”). Pursuant to the Credit Agreement, the Company is required to pay a quarterly commitment fee on the unused portion of the Revolver ranging from 0.25% to 0.45%. This commitment fee and applicable margin used for the interest rates under the LIBOR Option and Base Rate Option are calculated based on the level of the Company’s consolidated total leverage ratio, as defined in the Credit Agreement. Interest expense, including amortization of debt issuance costs, was $2,091, $349 and $363 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’ ability to borrow amounts under the Credit Agreement is conditioned upon its compliance with specified covenants, including certain reporting covenants and financial covenants that require the Company to maintain for each consecutive four fiscal quarter period (i) a maximum consolidated total leverage ratio ranging from 2.75 to 3.25 and (ii) a minimum consolidated fixed charge coverage ratio ranging from 1.25 to 1.50, both of which are defined in the Credit Agreement. In addition, the Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on the Company’s ability to dispose of certain assets, enter into mergers, acquisitions or other business combination transactions, incur additional indebtedness, grant liens and make certain other restricted payments. The Credit Agreement allows the Company to pay dividends on its stock provided that after giving effect to any such dividend, the Company is in compliance with the financial covenants set forth in the Credit Agreement, maintains certain leverage ratios provided in the Credit Agreement, maintains cash and cash equivalents of not less than $30,000 and has not undergone an event of default.

The Credit Agreement contains customary events of default. All advances under the Revolver will become due and payable on October 1, 2020 or earlier in the event of a default. $5,469 of the principal amount of the Term Loan will be due and payable in quarterly installments starting on March 31, 2016, with the remaining balance due and payable on October 1, 2020. Upon the occurrence and during the continuance of an event of default, the Lenders may declare all outstanding amounts under the Revolver and the Term Loan immediately due and payable, and may terminate commitments to make any additional advances thereunder.

In connection with the Credit Agreement, the Company and certain of its US subsidiaries entered into a collateral agreement dated as of October 1, 2015 with Wells Fargo as administrative agent for the Lenders pursuant to which the Company and certain of its US subsidiaries granted the Lenders a first priority perfected security interest in (i) 100% of the equity interests of certain current and future domestic subsidiaries, (ii) up to 65% of the voting equity interests and 100% of the non-voting equity interests of certain current and future foreign subsidiaries, (iii) all their respective current and later acquired tangible and intangible assets, and (iv) all products, profits and proceeds of the foregoing.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 10—Commitments and Contingencies

In connection with the acquisition of iBiquity, the Company evaluated the potential synergies of the combined entity and implemented a restructuring plan in the fourth quarter of 2015. As a result, the Company recorded severance and related costs of $5,524 relating to approximately 70 employees, of which $4,392 and $1,132 were included in selling, general and administrative and research and development expenses, respectively, in the consolidated statement of operations for the year ended December 31, 2015. As of December 31, 2015, $5,517 of severance and related costs were accrued on the consolidated balance sheet. The unpaid amounts are expected to be paid during 2016.

Office facilities and certain office equipment are leased under operating leases expiring in various years through 2029. Some leases contain renewal options and escalation clauses including increases in annual rents based upon increases in the consumer price index. Minimum future rental payments under non-cancelable operating leases are as follows:

Years Ending December 31,
2016	$3,662
2017	2,988
2018	2,428
2019	2,091
2020	1,956
2021 and thereafter	2,063

$15,188

Rent expense amounted to $2,932, $2,388, and $2,270 for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the Company has accrued $400 of payments due under certain contractual rights arrangements. Additionally, under existing contractual rights arrangements, the Company may be obligated to pay up to approximately $8,100 over an estimated period of five years if certain milestones are achieved.

During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. Those indemnities include intellectual property indemnities to the Company’s customers in connection with the sale of its products and the licensing of its technology, indemnities for liabilities associated with the infringement of other parties’ technology based upon the Company’s products and technology, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. To date, the Company has not been required to make any payments and has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable.

In the normal course of business, the Company is subject to certain claims and litigation, including unasserted claims. The Company is of the opinion that, based on information presently available, the outcome of any such legal matters will not have a material adverse effect on the Company’s consolidated financial statements.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes

US and foreign income (loss) before income taxes and details of the benefit for income taxes were:

	For the Years Ended December 31,
	2015	2014	2013
US	$(12,358)	$6,032	$(18,019)
Foreign	(1,606)	10,105	25,140

Income (loss) before income taxes	$(13,964)	$16,137	$7,121

Current:
Federal	$(4,995)	$498	$(1,135)
State	(1,326)	(918)	19
Foreign	3,370	4,154	7,331

Total current	(2,951)	3,734	6,215

Deferred:
Federal	2,262	(15,127)	(13,301)
State	452	568	(1,133)
Foreign	(1,426)	(181)	(415)

Total deferred	1,288	(14,740)	(14,849)

Benefit for income taxes	$(1,663)	$(11,006)	$(8,634)

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes (Continued)

The components of temporary differences that gave rise to deferred income taxes were:

	As of December 31,
	2015	2014
Deferred tax assets:
Accrued revenues	$6,000	$7,899
Net operating loss carryforwards, net of unrecognized tax benefits	18,825	559
Credit carryforwards, net of unrecognized tax benefits	12,567	14,418
Depreciation and amortization	1,748	933
Stock-based compensation	10,509	8,893
Accruals, reserves and other	6,422	2,084
Capitalized R&D	6,057	—
Acquired intangibles	—	17,424

Total gross deferred tax assets	62,128	52,210
Valuation allowance	—	(494)

Total deferred tax assets	62,128	51,716

Deferred tax liabilities:
Acquired intangibles	38,110	13,410
Prepaid expenses	—	35

Total deferred tax liabilities	38,110	13,445

Deferred tax assets, net	$24,018	$38,271

Current deferred tax assets, net	$—	$12,095
Non-current deferred tax assets, net	24,018	26,176

Deferred tax assets, net	$24,018	$38,271

The Company regularly evaluates the need for a valuation allowance against its deferred tax assets. As of December 31, 2015, the Company believed it was more likely than not that its future taxable income will be sufficient to realize all of its deferred tax assets.

As of December 31, 2015, the Company had approximately $57,078 in US federal net operating loss carryforwards (“federal NOLs”) and $76,027 in state net operating loss carryforwards (“state NOLs”), which begin to expire in 2029 and 2017, respectively. The federal and state NOLs each include $53,300 acquired from iBiquity (the “iBiquity NOLs”), which are subject to one or more limitations under section 382 of the Internal Revenue Code (IRC) of 1986, as amended (“Section 382”). In general, Section 382 may limit utilization of a loss company’s tax attributes upon the occurrence of an “ownership change” within the meaning of Section 382.

In determining the iBiquity NOLs for which deferred tax assets were recorded, the Company estimated the consequences of the application of Section 382 to the Merger and prior iBiquity Section 382 ownership changes. As a result, the Company currently estimates that approximately $53,300 of the iBiquity federal and state NOLs are more likely than not to be realized and have recorded federal and state deferred tax assets for those amounts on a provisional basis. The iBiquity federal NOLs for which a deferred tax asset was recorded begin to expire in 2029. Although the Company projects future taxable income sufficient to realize the Company’s NOLs, it is possible that some or all of these NOL carryforwards could ultimately expire unused. As discussed in Note 6, “Business Combinations,” the measurement of acquired deferred tax assets may change as the

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes (Continued)

Company is in the process of obtaining the necessary information to complete the analysis related to the iBiquity acquired NOLs and is waiting on information to assist the Company in finalizing the recording of assumed uncertain tax positions. Finalization of the purchase price allocation for these items is expected to alter the iBiquity NOLs presented within the Company’s deferred tax assets when completed.

As of December 31, 2015, the Company had federal foreign tax credit carryforwards of $11,813 and federal R&D and other tax credit carryforwards of $5,477, which both begin to expire in 2017. In addition, the Company had state R&D tax credit carryforwards of $3,628, which do not expire. Utilization of certain credit carryforwards are subject to an annual limitation under Section 382.

Included in these carryforwards are stock-based compensation deductions that, when fully utilized, reduce cash income taxes and will result in a financial statement income tax benefit of $2,703. The future income tax benefit, if realized, will be recorded to additional paid-in capital on the consolidated balance sheet. The Company follows the with-and-without approach for determining when the stock-based compensation deductions are considered realized.

The income tax benefit excludes the current year income tax deductions related to the issuance of common stock from the exercise of stock options for which no compensation expense was recorded for financial statement purposes or for which the income tax deduction exceeded the expense recorded in the financial statements.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes (Continued)

The benefit for income taxes differs from the amount obtained by applying the federal statutory income tax rate to income (loss) before income taxes as follows:

	For the Years Ended December 31,
	2015	2014	2013
Statutory federal rate	35.0%	35.0%	35.0%
State income taxes, net	6.2	(0.6)	(5.5)
Effect of varying foreign rates	(3.2)	(15.5)	(96.5)
Foreign withholding taxes	(17.9)	20.9	78.8
Non-deductible transaction costs	(3.9)	—	—
Unremitted earnings of foreign subsidiary	—	—	(3.4)
Foreign IP transfer to US	—	147.4	—
Amortization of acquired foreign intangibles	—	(103.5)	—
Non-deductible meals and entertainment	(0.5)	0.4	1.0
Stock-based compensation expense	(1.8)	5.1	7.0
Foreign tax credits	7.6	(131.4)	—
Research and development credits	4.1	(4.5)	(11.9)
Domestic production activities deduction	—	(2.5)	—
Unrecognized tax benefits	(8.4)	6.6	8.0
Tax audit settlements	—	(20.6)	(11.6)
Deferred tax asset adjustment	(1.7)	(2.0)	(12.0)
Prepaid income taxes	(1.1)	(4.2)	—
Valuation allowance	—	—	(111.2)
Other	(2.5)	1.2	1.1

Effective tax rate	11.9%	(68.2)%	(121.2)%

The effective tax rate for the year ended December 31, 2015 differed from the US statutory rate primarily due to non-creditable foreign withholding taxes, unrecognized tax benefits, non-deductible transaction costs and the effect of varying foreign tax rates, partially offset by foreign tax credits not utilized and federal and state research development tax credits.

The effective tax rate for the year ended December 31, 2014 differed from the US statutory rate largely due to the net tax benefit of $12,612 associated with a one-time transfer of certain Japan and Taiwan intellectual property licensing rights on January 1, 2014, which allowed the Company to utilize certain foreign taxes paid as credits in the US, and to amortize the Company’s basis in the intellectual property over 15 years for tax purposes.

The effective tax rate for the year ended December 31, 2013 differed from the US statutory rate largely due to the release of the valuation allowance on US federal deferred tax assets. As a result of the US taxable income expected from the planned transfer of intellectual property rights on January 1, 2014, the Company concluded that it was more likely than not that the valuation allowance on US federal deferred tax assets was no longer necessary. Accordingly, the Company released all of the US federal valuation allowance against net US federal deferred tax assets resulting in a $7,919 increase in the benefit for income taxes for the year ended December 31, 2013.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes (Continued)

The Company has not provided for US income taxes or foreign withholding taxes in its effective tax rate on approximately $82,763 of undistributed earnings of foreign subsidiaries as of December 31, 2015. It is not practicable to calculate the unrecognized deferred tax liability on the unremitted earnings. The Company intends to reinvest these earnings indefinitely in operations outside of the US, and accordingly, no deferred tax liability has been established relative to these earnings.

As of December 31, 2015 and 2014, the Company’s uncertain tax positions were $19,454 and $11,246, respectively, of which $9,112 and $9,194, respectively, were recorded in other long-term liabilities. The remaining amounts were recorded as a reduction to non-current deferred tax assets. These amounts include $24 and $136, respectively, for accrued interest. The increase in unrecognized tax benefits during the year ended December 31, 2015 was primarily attributable to uncertain tax positions relating to certain tax deductions related to the iBiquity acquisition recorded through purchase accounting and transfer pricing positions taken with respect to the Company’s foreign subsidiaries. These unrecognized tax benefits would affect the Company’s effective tax rate if recognized. The Company believes that it has adequately provided for all tax positions based on its assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter. However, due to inherent uncertainties in estimating accruals for uncertain tax positions, amounts asserted by tax authorities could be materially different than the amounts accrued by the Company. Accordingly, the Company’s provision on federal, state and foreign tax-related matters may be impacted in the future as revised estimates are made or the underlying matters are settled or otherwise resolved. As of December 31, 2015, the Company does not believe that its estimates, as otherwise provided for, on such tax positions will significantly increase or decrease within the next twelve months.

The following is a reconciliation of the gross unrecognized tax benefits:

Unrecognized Tax Benefits
Balance at January 1, 2013	$11,057
Additions for tax positions of prior years	100
Additions for tax positions of the current year	804
Settlements	(2,135)
Lapse of applicable statutes	(246)

Balance at December 31, 2013	9,580
Additions for tax positions of prior years	876
Additions for tax positions of the current year	919
Lapse of applicable statutes	(265)

Balance at December 31, 2014	11,110
Additions for tax positions of prior years	998
Additions for tax positions of the current year	1,143
Additions for tax positions from current year acquisition	6,783
Settlements	(604)

Balance at December 31, 2015	$19,430

The Company may, from time to time, be assessed interest or penalties by any of its tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s consolidated financial statements. The unrecognized tax benefits related to the current year acquisition are provisional, as the Company has not yet obtained all available information necessary to finalize the measurement of such liabilities.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 11—Income Taxes (Continued)

The Company, or one of its subsidiaries, files income tax returns in the US and other foreign jurisdictions. With few exceptions, the Company is no longer subject to US federal income tax examinations by the IRS for the years prior to 2012 or state examinations by the California Franchise Tax Board (FTB) for the years prior to 2011, including certain prior period carryforwards. Significant judgment is required in determining the consolidated provision for income taxes as the Company considers its worldwide taxable earnings and the impact of the audit process conducted by various tax authorities. The final outcome of tax audits by various foreign jurisdictions, the IRS, the FTB, and various state governments could differ materially from that recorded in the consolidated financial statements.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 12—Stock-Based Compensation

The Company measures and recognizes compensation expense on a straight-line basis over the requisite service period for all share-based payment awards made to employees and directors in the consolidated financial statements.

Stock-based compensation costs and related income tax benefits were:

	For the Years Ended December 31,
	2015	2014	2013
Stock-based compensation cost:
Selling, general and administrative	$9,112	$7,819	$8,872
Research and development	3,154	2,673	2,855

Total stock-based compensation expense	$12,266	$10,492	$11,727

Income tax benefit	$3,702	$3,070	$4,779

Stock Plans

In April 2003, the Company adopted the 2003 Equity Incentive Plan (the “2003 Plan”) under which a total of 3,000 shares were authorized for future issuances of common stock. The 2003 Plan contained a provision for an automatic increase in the number of shares available for grant starting January 1, 2004 and each January thereafter until and including January 1, 2013, subject to certain limitations, by a number of shares equal to the lesser of: (i) four percent of the number of shares issued and outstanding on the immediately preceding December 31, (ii) 1,500 shares, or (iii) a number of shares set by the Board of Directors.

In May 2012, the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”). The shares available for issuances of common stock under the 2003 Plan were transferred to the 2012 Plan for future issuances of common stock. The total number of shares of common stock that may be issued under the 2012 Plan amounted to a maximum of 1,500. In May 2015, the Company’s stockholders approved an increase to the number of common stock that may be issued under this plan by 1,000 shares.

In July 2012, the Company acquired SRS’ 2006 Stock Incentive Plan (the “2006 Plan”) under which 234 shares were authorized for future issuances of common stock to: (i) former employees of SRS, and (ii) employees hired by the Company after the acquisition date, July 20, 2012. At the acquisition date, all outstanding equity awards under the 2006 Plan were tendered for cash.

In August 2014, the Company’s Board of Directors adopted the DTS, Inc. 2014 New Employee Incentive Plan (the “2014 Plan”) without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The total number of common stock that may be issued under the 2014 Plan is 300.

Options granted under all the plans may be non-qualified options. Furthermore, options granted under all the plans other than the 2014 Plan may be incentive stock options intended to satisfy the requirements of Section 422 of the IRC and the regulations thereunder. Options generally become exercisable over a four-year period and expire in 10 years. Restricted stock units granted under the plans generally vest over a four-year period.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 12—Stock-Based Compensation (Continued)

Stock Options

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average key assumptions:

	Years Ended December 31,
	2015	2014	2013
Risk free interest rate	1.3%	1.1%	0.7%
Expected lives (years)	3.8	4.3	4.2
Dividend yield	—%	—%	—%
Expected volatility	43%	43%	44%

The risk-free interest rate was the average interest rate of US government bonds of comparable term to the options on the dates of the grants. The expected life of the options granted was derived from the historical activity of the Company’s options and represented the period of time that options granted were expected to be outstanding. The dividend yield was not calculated because the Company does not currently expect to pay a dividend. The expected volatility was based on the historical volatility of the Company’s common stock.

The following summarizes stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2014	3,313	$24.33
Granted	9	28.50
Exercised	(413)	20.64
Forfeited	(24)	21.95
Expired	(28)	38.57

Options outstanding at December 31, 2015	2,857	$24.75	5.5	$4,701

Options exercisable at December 31, 2015	2,038	$25.76	4.7	$3,238

Options vested and expected to vest at December 31, 2015	2,849	$24.76	5.5	$4,682

There were 9, 439, and 724 options granted during the years ended December 31, 2015, 2014 and 2013, respectively. The weighted-average grant-date fair value of options granted during the years ended December 31, 2015, 2014 and 2013 was $9.86, $7.66, and $7.24, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was $5,613, $1,438, and $152, respectively.

Compensation expense for stock options was $4,195, $5,040, and $5,507 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, total remaining unrecognized compensation expense related to unvested stock options was approximately $3,489, which will be amortized over the weighted-average remaining service period of 1.3 years.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 12—Stock-Based Compensation (Continued)

Restricted Stock

The following summarizes restricted stock activity:

	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested stock at December 31, 2014	488	$22.27
Granted	545	27.48
Vested	(166)	23.89
Forfeited	(30)	21.38

Unvested stock at December 31, 2015	837	$25.42

The weighted-average grant-date fair value of restricted stock granted during the years ended December 31, 2015, 2014 and 2013 was $27.48, $20.54 and $19.95, respectively.

Compensation expense on restricted stock units was $6,501, $3,902, and $3,529 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, total remaining unrecognized compensation expense related to restricted stock was $16,791, which will be amortized over the weighted-average remaining service period of 2.0 years.

Market Stock Units

On February 27, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved market stock unit agreements (“MSU Agreements”) for the grant of certain performance-based equity awards under the Company’s 2003 Plan. Pursuant to the MSU Agreements, units payable in shares of common stock would vest based on the attainment of certain performance criteria regarding both the Company’s total shareholder return and the performance of the Company as measured against the performance of the Nasdaq Composite Total Return Index over a 3-year performance period from January 1, 2011 to December 31, 2013. The Company granted 199 units on February 27, 2011, which had an aggregate grant-date fair value of $5,287, which was measured on the date of grant using the Monte Carlo simulation model. The aggregate grant-date fair value for these awards was recognized as compensation expense on a straight-line basis over the requisite service period, which began on the date of grant and ended on December 31, 2013. Compensation expense on shares of market stock units was $1,820 for the year ended December 31, 2013. As of December 31, 2013, the performance criteria were not met and the units expired.

Performance-Based Restricted Stock Units (PSUs)

On March 13, 2014, the Committee granted 134 PSUs to certain employees under the 2012 Plan (the “2014 PSUs”). On February 11, 2015, the Committee approved grants of 99 PSUs under the 2012 Plan (the “2015 PSUs”). The PSUs will vest in two equal installments upon achievement of certain internal performance goals, with one-half vesting two years from the date of grant and the remaining vesting three years from the date of grant, in each case assuming the specified performance goals are achieved and the service conditions are met. The performance goals for the 2014 PSUs and 2015 PSUs are based on performance during the two-year periods ending December 31, 2015 and 2016, respectively. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of the specified performance goals. Any portion of the PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited. No PSUs vested or were forfeited in 2015.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 12—Stock-Based Compensation (Continued)

The grant-date fair value of 2015 PSUs and 2014 PSUs was $27.68 and $20.37, respectively. The related compensation expense is calculated using the number of shares of common stock expected to vest based on the probability and estimated level of achievement of the performance goals. Compensation expense is recognized over the requisite service period, and is adjusted in subsequent reporting periods if the assessed probability or estimated level of achievement of the performance goals changes.

For the years ended December 31, 2015 and 2014, compensation expense for PSUs was $632 and $578, respectively. As of December 31, 2015, total remaining unrecognized compensation expense related to PSUs was estimated to be $1,404, which will be amortized over the weighted-average remaining service period of 1.6 years.

Considerable judgment is required in assessing the probability and estimated level of achievement of the performance goals. Accordingly, use of different assumptions or estimates could result in materially different compensation expense.

Employee Stock Purchase Plan

On April 17, 2003, the Company adopted the 2003 Employee Stock Purchase Plan and the 2003 Foreign Subsidiary Employee Stock Purchase Plan, under which, subject to certain limitations, the initial aggregate number of shares of stock that may be issued is 500, with a provision that provides for an automatic increase in the number of shares available for issuance on January 1, 2004 and each January 1 thereafter until and including January 1, 2013 by the lesser of: (i) 500 shares, (ii) one percent of the number of shares of all classes of common stock of the Company outstanding on that date, or (iii) a lesser amount determined by the Board of Directors.

On November 13, 2012, the Company adopted the 2013 Employee Stock Purchase Plan and the 2013 Foreign Subsidiary Employee Stock Purchase Plan (collectively, the “ESPP”). Both plans were approved by the stockholders of the Company at the annual meeting on June 6, 2013. Subject to certain limitations, the aggregate number of shares of stock that may be issued under both plans is 750. Under the ESPP, each eligible employee may authorize payroll deductions of up to 15% of their compensation to purchase shares of the Company’s common stock on two purchase dates during the second and fourth quarter of each year. Each offering period has a 24-month duration with purchase periods of six month intervals. The purchase price per share for the common stock is equal to 85% of the lower of the closing market price per share of the Company’s common stock on (i) the participant’s entry date into the two-year offering period, or (ii) the end of each six-month purchase period within the offering period. The ESPP has a two-year look-back feature, whereby the offering period resets if the fair value of the Company’s common stock on the first day of any purchase period is less than that on the original offering date. Each eligible employee’s purchases are subject to a maximum of $25 in fair market value in any calendar year or 2.5 shares on any single purchase date.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 12—Stock-Based Compensation (Continued)

The fair values for the ESPP were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,
	2015	2014	2013
Risk free interest rate	0.3%	0.1%	0.2%
Expected lives (years)	0.8	1.2	1.2
Dividend yield	—%	—%	—%
Expected volatility	40%	39%	52%

The risk-free interest rate was the average interest rate of US government bonds of comparable term to the expected life. The expected life represents the estimated length of each offering period. The dividend yield was not calculated because the Company does not currently expect to pay a dividend. The expected volatility was based on the historical volatility of the Company’s common stock.

Compensation expense under the ESPP was $938, $972, and $871 for the years ended December 31, 2015, 2014 and 2013, respectively.

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 13—Defined Contribution Plan

The Company has savings and investment plans, including a savings plan that qualifies as a defined contribution plan under Section 401(k) of the IRC. The Company allows eligible employees to allocate up to 100% of the participant’s eligible compensation through payroll deductions. All regular, full time US employees are eligible to participate in the plan. The Company provides a discretionary match of up to 100% of the first 4% of salary contributed to the plan and may match up to 6% of salary if certain financial targets are met. In 2010, the Company adopted a Roth 401(k) option. For the years ended December 31, 2015, 2014 and 2013, the costs of the Company’s matching contributions were $1,492, $1,100, and $859, respectively.

Note 14—Common Stock Repurchases

In February 2014, the Company’s Board of Directors authorized, subject to certain business and market conditions, the purchase of up to 2,000 shares of the Company’s common stock in the open market or in privately negotiated transactions. As of December 31, 2015, the Company had repurchased 974 shares of common stock under this authorization for an aggregate of $26,642. All shares repurchased under this authorization were accounted for as treasury stock.

Note 15—Segment and Geographic Information

The Company operates as a single reportable segment on an enterprise-wide basis. The Company primarily generates revenue by licensing its technologies to consumer electronics manufacturers.

Revenue by geographical area, based on the customer’s country of domicile, was:

	For the Years Ended December 31,
	2015	2014	2013
US	$26,941	$21,227	$12,998
Japan	45,334	57,156	42,256
South Korea	30,700	33,952	45,051
China	18,423	16,126	12,690
Other international	16,811	15,452	12,153

Total international	111,268	122,686	112,150

Total revenues	$138,209	$143,913	$125,148

Long-lived tangible assets, net of accumulated depreciation, by geographic region were:

	As of December 31,
	2015	2014
US	$27,408	$25,494
International	1,614	1,595

Total long-lived tangible assets, net	$29,022	$27,089

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 16—Net Income (Loss) Per Share

Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus the dilutive effect of any outstanding stock options, unvested restricted stock, any unvested PSUs for which the performance conditions have been satisfied at the reporting date, and ESPP using the treasury stock method. Due to the net loss for the year ended December 31, 2015, all potential common shares are excluded from the diluted shares outstanding for that period.

The computation of basic and diluted net income (loss) per share was:

	For the Years Ended December 31,
	2015	2014	2013
Numerator:
Net income (loss)	$(12,301)	$27,143	$15,755

Denominator:
Weighted average shares outstanding	17,396	17,180	18,097
Effect of dilutive securities:
Stock options	—	267	153
Restricted stock	—	95	67
ESPP	—	19	17

Diluted shares outstanding	17,396	17,561	18,334

Basic net income (loss) per common share	$(0.71)	$1.58	$0.87

Diluted net income (loss) per common share	$(0.71)	$1.55	$0.86

Anti-dilutive shares excluded from the determination of diluted net income (loss) per share	3,840	2,331	3,163

DTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data)

Note 17—Selected Quarterly Data (Unaudited)

	For the Quarter Ended
	Mar. 31,		June 30,	Sep. 30,		Dec. 31,
2015
Revenue	$33,937		$34,426	$30,673		$39,173	(1)
Gross profit	$31,153		$31,683	$27,971		$32,325	(1)

Net income (loss)	$1,054		$2,287	$(2,802	)(2)	$(12,840	)(2)
Basic earnings (loss) per share	$0.06		$0.13	$(0.16	)(2)	$(0.74	)(2)
Diluted earnings (loss) per share	$0.06		$0.12	$(0.16	)(2)	$(0.74	)(2)

2014
Revenue	$36,835		$36,189	$35,676		$35,213
Gross profit	$34,504		$33,729	$32,374		$32,211

Net income	$14,311	(3)	$7,015	$3,869		$1,948
Basic earnings per share	$0.83	(3)	$0.41	$0.23		$0.11
Diluted earnings per share	$0.81	(3)	$0.41	$0.22		$0.11

(1)	Includes $4,602 of revenue from licensing arrangements acquired from iBiquity, which represents only a partial quarter of revenue earned. For additional information, refer to Note 6, “Business Combinations.”
(2)	Includes $5,255 and $11,312 in the third and fourth quarter of 2015, respectively, of costs incurred in connection with the iBiquity acquisition. For additional information, refer to Notes 6 and 10, “Business Combinations” and “Commitments and Contingencies,” respectively.
(3)	Includes a net tax benefit of $12,246 associated with a one-time transfer of certain Japan and Taiwan intellectual property licensing rights to the US on January 1, 2014.

DTS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(Amounts in thousands)

For the Years Ended December 31,	Balance at Beginning of Year	Charged to Costs and Other	Deductions From Reserves	Balance at End of Year
Allowance for doubtful accounts (1):
2015	$143	$563	$165	$541
2014	$1,388	$29	$1,274	$143
2013	$679	$709	$—	$1,388
Deferred tax assets—valuation allowance (2):
2015	$494	$—	$494	$—
2014	$579	$—	$85	$494
2013	$8,702	$—	$8,123	$579

(1)	The additions to the allowance for doubtful accounts represent the estimates of bad debt expense based upon the factors for which the Company evaluates the collectability of our accounts receivable, as well as recoveries of previously reserved receivables. Deductions are the actual write-offs of the receivables.
(2)	The additions to and reductions in the deferred tax assets—valuation allowance represent the portion of a deferred tax asset for which either: (i) it is more likely than not that a tax benefit will not be realized, or (ii) it is more likely than not a tax benefit will be realized.